Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Immunomedics Inc. for the registration of 20,000,000 shares of its common stock and to the incorporation by reference therein of our reports dated August 23, 2012, with respect to the consolidated financial statements and schedule of Immunomedics Inc. and the effectiveness of internal control over financial reporting of Immunomedics Inc, included in its Annual Report (Form 10-K) for the year ended June 30, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP